Exhibit 99.2

AUTOBYTEL INC. COMPLETES ACQUISITION OF iDRIVEONLINE, INC.

IRVINE, CA, April 9, 2004 — Leading Internet automotive marketing services company Autobytel Inc. (Nasdaq: ABTL) today announced that it has completed the acquisition of iDriveonline, Inc., a leading provider of customer loyalty and retention marketing programs for the automotive industry.

Based on the closing price of Autobytel’s common stock on April 8, 2004, the aggregate purchase price is approximately $11.7 million. Under the terms of the agreement, iDriveonline shareholders are entitled to receive 474,501 shares of Autobytel Inc. common stock and approximately $3.6 million in cash after assumption and retirement of debt of approximately $1.4 million, subject to adjustment. Under the terms of the agreement, iDriveonline merged into a newly formed wholly owned subsidiary of Autobytel, which was renamed Real Performance Marketing, Inc.

About Autobytel Inc.

Autobytel Inc. (Nasdaq:ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising and CRM (customer relationship management) tools and programs. The company owns and operates the automotive websites Autobytel.com, Autoweb.com, Carsmart.com and AutoSite.com, as well as AIC (Automotive Information Center), a leading provider of automotive marketing data and technology. Autobytel is a leader in dealership lead management and CRM solutions and owns and operates AVV, Inc., a leading provider of dealership CRM and sales management tools and data extraction services. As the Internet’s largest new-car buying service, Autobytel generates over a billion dollars a month in car sales for dealers through its services. Autobytel Inc. is also among the largest syndicated car-buying content networks, reaching millions of unique visitors as they are making their vehicle buying decisions.

Contact:

Investor Relations

Hoshi Printer, Executive Vice President and Chief Financial Officer, Autobytel Inc.,

949.225.4553 (hoship@autobytel.com)

Media Relations

Melanie Webber, Vice President, Corporate Communications, Autobytel Inc., 949.862.3023

(melaniew@autobytel.com)